                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CRYOMEDICAL SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                           CRYOMEDICAL SCIENCES, INC.
                               1300 PICCARD DRIVE
                                   SUITE 102
                           ROCKVILLE, MARYLAND 20850

                        -------------------------------

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - JANUARY 8, 1996

                        -------------------------------

TO THE STOCKHOLDERS OF CRYOMEDICAL SCIENCES, INC.

         Notice is hereby given that the Annual Meeting of Stockholders of Cryomedical Sciences, Inc. (the "Company") will be held at The Watergate Hotel, 2650 Virginia Avenue, N.W., Washington, D. C., on Monday, January 8, 1996, at 1:00 p.m., Eastern Standard Time, for the following purposes:

         1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

         2. To ratify an amendment to the Company's 1988 Stock Option Plan to increase the number of shares issuable thereunder by 500,000 to 2,700,000.

         3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 1996.

         4. To transact such other business as may properly be presented for action at the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 24, 1995 as the record date for the determination of Stockholders entitled to notice of, and to vote at, this meeting or any adjournment thereof. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND RETURN IT IN THE ACCOMPANYING STAMPED ENVELOPE. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

All stockholders are cordially invited to attend this meeting.


                                            By Order of the Board of Directors




                                            J. J. FINKELSTEIN
                                            President and CEO

                                            December 1, 1995


           IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM BE COMPLETED
                             AND RETURNED PROMPTLY

                       THIS PAGE LEFT INTENTIONALLY BLANK

                           CRYOMEDICAL SCIENCES, INC.
                               1300 PICCARD DRIVE
                                   SUITE 102
                           ROCKVILLE, MARYLAND 20850

                         -----------------------------

                                PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 8, 1996

                         -----------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         This statement is furnished in connection with the solicitation by the Board of Directors of Cryomedical Sciences, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of the Stockholders of the Company to be held on Monday, January 8, 1996, at 1:00 p.m., Eastern Standard Time, at The Watergate Hotel, 2650 Virginia Avenue, N.W., Washington,
D. C., and any adjournments thereof.

         A form of proxy is enclosed for use at the meeting. The proxy may be revoked by a stockholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary before the meeting, and any stockholder present at the meeting may revoke his proxy thereat and vote in person if he desires. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted FOR the election of the nominees for directors named herein, FOR the ratification of the amendment to the Company's Stock Option Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

         The cost for soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telefax. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock, par value $.001 per share, of the Company ("Common Stock") and will reimburse such holders for the reasonable expenses in connection therewith. The approximate date of mailing of the proxy statement is December 8, 1995.

         Only stockholders of record at the close of business on November 24, 1995 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such record date the Company had issued and outstanding 24,854,383 shares of Common Stock. Each share entitles the holder thereof to one vote and a vote of the majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included as shares present and voting for purposes of determining whether a quorum is present at the Meeting. Each is tabulated separately. Abstentions are counted as votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.


                      NOMINATION AND ELECTION OF DIRECTORS

         Six directors, all of whom are members of the present Board of Directors, are nominees for election to hold office until the next annual meeting and until their respective successors are elected and qualified.
Unless authority to vote for the election of directors shall have been withheld, it is intended that proxies in the accompanying form will be voted at the meeting for the election of the six nominees named below. If any nominee, for any reason presently unknown to the Company, should refuse or be unable to serve, the shares represented by the proxies will be voted for such person as shall be designated by the Board of Directors to replace any such nominee.

         The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such person:

                                                 Position and Offices                Director
           Name                Age                With the Company                     Since
           ----                ---               --------------------                --------
J. J. Finkelstein               43               President,                           1989
                                                 Chief Executive Officer,
                                                 and Director

Howard S. Breslow               56               Director                             1988

Sam Carl                        64               Director                             1990

Robert A. Schoellhorn           67               Director                             1992

Henry T. Pietraszek             48               Director                             1995

J. Donald Hill                  63               Director                             1995


         J. J. Finkelstein has been President and Chief Executive Officer of the Company since November 1989, and a director of the Company since August 1989. From 1982 to November 1989, Mr. Finkelstein was employed by Alpha 1 Biomedicals, Inc. ("Alpha 1"), a publicly-held corporation engaged in the research and development of pharmaceutical products for immune system deficiencies, including as President (1984 to November 1989), Chief Executive Officer and Treasurer (1986 to November 1989), and as Vice President for Administration (1982 to 1984). He also served as the President and as a director of Viral Technologies, Inc., a company 50% owned by Alpha 1 and engaged in the development of AIDS related technology. From 1982 to May 1991, Mr. Finkelstein also served as a director of Alpha 1.

         Howard S. Breslow has served as a director of the Company since July 1988. He has been a practicing attorney in New York City for more than 28 years and is a member of the law firm of Breslow & Walker, New York, New York, which firm serves as general counsel to the Company. Mr. Breslow currently serves as a director of FIND/SVP, Inc., a publicly-held company engaged in the development and marketing of information services and products; Vikonics, Inc., a publicly-held company engaged in the design and sale of computer-based security systems; and Lucille Farms, Inc., a publicly-held company engaged in the manufacture and marketing of dairy products.

          Sam Carl has been a director of the Company since January 1990. For more than the past five years, Mr. Carl has been a private investor and the owner of a seat on the Chicago Mercantile Exchange.

          Robert A. Schoellhorn has been a director of the Company since September 1992. Since August 1990, Mr. Schoellhorn has been retired from Abbott Laboratories, a publicly-held corporation engaged in the discovery, development, manufacture and sale of a broad and diversified line of human health care products and services. From 1973 to August 1990, Mr. Schoellhorn was employed by Abbott Laboratories, including as Chairman of the Board (1981 to March 1990), Chief Executive Officer (1979 to January 1990) and President (1976 to 1981). Mr. Schoellhorn currently serves as a director of SunPharm Corporation, a publicly held company engaged in the development of small molecule pharmaceutical products.

         Henry T. Pietraszek has served as a director of the Company since April 1995. Mr. Pietraszek was President and Chief Executive Officer of BioStar, Inc., a privately held medical diagnostic company in Boulder, Colorado, from March 1994 to August 1995. From 1986 to 1994, Mr. Pietraszek served as the President and Chief

Executive Officer of TAP Pharmaceuticals, a joint venture between Abbott Laboratories and Takeda Chemical Industries of Japan.

         J. Donald Hill has been a director of the Company since November 1995. Mr. Hill was a consultant to the Company from 1992 to 1995. He serves as President of Excel Technology, Inc., a manufacturer of laser products and systems, since 1994; from 1992 to present Mr. Hill has also served as President of Excel/Quantronix, a wholly owned subsidiary of Excel Technology, Inc. From January 1991 to October 1991, Mr. Hill was the Chief Executive Officer of Medstone International, and Corporate Secretary and Director of CytoCare, Inc., companies engaged in the development of medical therapy devices. From 1988 to 1990, he was Director of Corporate Finance at Weeden & Company a securities firm. Mr. Hill also served as Vice Chairman of First Affiliated Securities, Inc. and as a General Partner of Loeb, Rhoades & Company, also securities firms.


                       BOARD OF DIRECTORS AND COMMITTEES

         The business of the Company is managed under the direction of the Board of Directors. The Board meets periodically during its fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action before the next scheduled meeting. The Board of Directors met nine times during the 1995 fiscal year. Each director attended at least 75% of the meetings.

         The Board of Directors has an Audit Committee consisting of Howard S. Breslow and Sam Carl, and a Compensation Committee consisting of Robert A. Schoellhorn and Sam Carl. The Audit Committee held one meeting during the fiscal year ended June 30, 1995. The Company has no Nominating Committee.

         All of the directors hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified. No family relationship exists between any director or executive officer and any other director or executive officer of the Company.


                           COMPENSATION OF DIRECTORS

         The Company currently compensates outside directors for their service in such capacity at an annual fee of $5,000 plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition to such cash compensation, in October 1991 two of the Company's outside directors (Messrs. Breslow and Carl) were each granted five-year non-incentive options to purchase 25,000 shares of Common Stock at an exercise price of $9.25 per share and in September 1992 Mr. Schoellhorn was granted a five-year non-incentive option to purchase 25,000 shares of Common Stock at $7.75 per share. In June 1994 three of the outside directors of the Company (Messrs. Breslow, Carl, and Schoellhorn) were each granted ten-year non-incentive options to purchase 50,000 shares of Common Stock at an exercise price of $2.125 per share. In April 1995 Mr. Pietraszek was granted a ten-year non-incentive option to purchase 25,000 shares of Common Stock at $3.00 per share. In November 1995 Mr. Hill was granted a ten-year non-incentive option to purchase 25,000 shares of Common Stock at $2.9375 per share.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

         The following table sets forth, as of November 20, 1995, certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all officers and directors of the Company as a group.

                                                             Amount and Nature of                 Percent
         Name (and Address of 5% Holder)                     Beneficial Ownership (1)             of Class
         -------------------------------                     ------------------------             --------
         J. J. Finkelstein  . . . . . . . . . . . . .              709,343   (2)                   2.8%

         Howard S. Breslow  . . . . . . . . . . . . .              243,000   (3)                   1.0%

         Sam Carl  . . . . . . . . . . .  . . . . . .              345,600   (3)                   1.4%

         Robert A. Schoellhorn  . . . . . . . . . . .              103,000   (4)                   0.4%

         Henry T. Pietraszek  . . . . . . . . . . . .               25,000   (5)                   0.1%

         J. Donald Hill . . . . . . . . . . . . . . .               50,000   (5)                   0.2%

         D. H. Blair Investment Banking Corp  . . . .            1,840,950                         7.4%
         44 Wall Street, NY, NY 10005

         All officers and directors
          as a group (10 persons) . . . . . . . . . .            2,098,743   (6)                   8.0%

         ---------------------------------------
         (1) Unless otherwise indicated below, all shares are owned beneficially and of record.

         (2) Includes 13,000 shares owned of record by the children of Mr. Finkelstein and an aggregate of 573,334 shares underlying stock options. See "Employment Agreements."

         (3)  Includes an aggregate of 75,000 shares underlying stock options.

         (4) Includes an aggregate of 100,000 shares underlying stock options and warrants.

         (5) Includes an aggregate of 50,000 shares underlying stock options and warrants.

         (6) Includes an aggregate 1,167,434 shares underlying options which the Company has granted to the five executive officers of the Company and an aggregate of 325,000 shares underlying options and warrants granted to the five non-employee directors of the Company.

         Henry T. Pietraszek failed to file a Form 3 Initial Statement of Beneficial Ownership during the fiscal year ended June 30, 1995, as required by
Section 16(a) of the Securities Exchange Act of 1934. Except as noted, the Company is not aware of any other late filings of, or failures to file, of the reports required by Section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary, commission and bonus payments in excess of $100,000 during the fiscal year ended June 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term Compensation
                                                                     -----------------------------------------
                                     Annual Compensation                       Awards                  Payouts
                            -----------------------------------      ---------------------------       -------
                                                                     Restricted
                                                   Other Annual         Stock           Options/        LTIP       All Other
Name and Principal      Fiscal   Salary    Bonus   Compensation        Award(s)           SARs         Payouts    Compensation
   Positions             Year    ($) (1)    ($)        ($)               ($)            (#) (2)          ($)          ($)
---------------------   ------   -------   -----   ------------      ----------         --------       -------    ------------
J. J. Finkelstein        1995    166,893     -         -                  -                -               -            -
  President, Chief       1994    162,036     -         -                  -             200,000            -            -
  Executive Officer      1993    157,276     -         -                  -             373,334 (3)        -            -
  and Director

John G. Baust, Ph.D.     1995    104,429     -         -                  -                -               -          9,243 (4)
  Senior Vice Pres-      1994    108,927     -         -                  -              50,000            -          8,234 (4)
  ident and Chief        1993    105,750     -         -                  -                -               -         12,324 (4)
  Scientific Officer

Yuchi Huang, Ph.D.(5)    1995    106,979     -         -                  -                -               -            -
  Vice President,        1994    101,062     -         -                  -              30,000 (6)        -            -
  Operations             1993     97,577     -         -                  -                -               -            -

Alan F. Rich             1995     94,417     -       132,596  (7)                          -               -            -
  Vice President,        1994     76,667     -       158,818  (8)         -             100,000            -            -
  Sales and Marketing    1993     70,000     -        77,248  (9)         -                -               -            -

-------------------
 (1) Salaries for fiscal 1995 reflect 10% salary reductions for executive officers of the Company commencing April 1, 1995. Such salary reductions continue in effect.

 (2) Options to acquire shares of Common Stock.

 (3) Pursuant to his employment agreement, in November 1989, Mr. Finkelstein received 560,000 shares of Common Stock of the Company, a portion of which was subject to forfeiture under certain circumstances if he was not employed by the Company for the remaining term of the agreement. In January 1993 the Company entered into a new employment agreement with Mr. Finkelstein to continue his employment as President and Chief Executive Officer. Of the 560,000 shares of Common Stock of the Company that Mr. Finkelstein had received in 1989 pursuant to his original employment agreement, 373,334 shares remained subject to forfeiture. Under the new Employment Agreement these 373,334 shares were exchanged for a non-incentive stock option granted to Mr. Finkelstein to purchase a like amount of shares at a price of $0.05 per share. See "Employment Agreements."

 (4) Consists of Company contributions to Dr. Baust's retirement account at State University of New York at Binghamton in accordance with the employment agreement between Dr. Baust and the Company.

 (5) Dr. Huang's employment with the Company ceased in October 1995.

 (6) In June 1994, unvested options for 60,000 shares granted in 1992 were cancelled in connection with the grant of options for 30,000 additional shares.

 (7) Consists of $126,846 of commissions and a $5,750 automobile allowance.

 (8) Consists of $153,618 of commissions and a $5,200 automobile allowance.

 (9) Consists of $72,448 of commissions and a $4,800 automobile allowance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No stock options were granted to any of the named executive officers during fiscal 1995.


            AGGREGATED OPTION/SAR EXERCISES DURING FISCAL YEAR 1995
                     AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information related to options exercised by each of the named executive officers during the 1995 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                                                          Value of Unexercised
                                                          Number of Unexercised               In-the-Money
                                                              Options/SARs                    Options/SARS
                                                         at  Fiscal Year End (#)         at Fiscal Year End ($) (1)
                                                     -----------------------------      ---------------------------
                  Shares Acquired      Value
   Name           On Exercise (#)    Realized ($)    Exercisable     Unexercisable      Exercisable   Unexercisable
----------        ---------------    ------------    -----------     -------------      -----------   -------------
J.J. Finkelstein      25,000           $83,556           473,334       100,000          $834,877(2)      $25,000

John G. Baust, Ph.D.     -                -              230,000       100,000           110,250          32,750

Yuchi Huang, Ph.D.       -                -               50,000        20,000             2,500           5,000

Alan F. Rich             -                -               40,000        90,000               -               -

----------------------------------
(1) The closing price for the Company's Common Stock as reported on the NASDAQ National Market System on June 30, 1995 was $2.375. Value is calculated on the basis of the difference between the option exercise price and $2.375 multiplied by the number of shares of Common Stock underlying the option.

(2) In January 1993, Mr. Finkelstein, pursuant to an employment agreement entered into at that time, exchanged 373,334 shares of Common Stock of the Company owned by him for options to purchase 373,334 shares of Common Stock at $.05 per share.


                             EMPLOYMENT AGREEMENTS

     In June 1989, the Company and Mr. Finkelstein entered into a three year employment agreement (as amended in November 1991 and November 1992) pursuant to which Mr. Finkelstein commenced employment as President and Chief Executive Officer of the Company in November 1989. Pursuant to his employment agreement, in November 1989, Mr. Finkelstein received 560,000 shares of Common Stock of the Company, a portion of which was subject to forfeiture under certain circumstances if he was not employed by the Company.

     In January 1993, the Company entered into a new employment agreement with Mr. Finkelstein to continue his employment as President and Chief Executive Officer. The new employment agreement commenced upon the expiration of the original employment agreement in November 1992 and is for a period of one year, which term is to be automatically renewed each year for an additional one year period, unless terminated sooner pursuant to the terms of the employment agreement. At June 30, 1995, Mr. Finkelstein's annual salary was $169,161, which salary is to increase each year in November to the extent of any cost of living increases based upon the Consumer Price Index increase for the immediate preceding year, or 8%, whichever is greater. In the event the term of the employment agreement is terminated due to Mr. Finkelstein's resignation from the Company with the written consent of the Board, or for a reason other than death, disability, discharge for cause or resignation without the written consent of the Board, or if at the end of any one-year period the employment agreement is not renewed for any reason other than death, disability, discharge for cause or resignation without the written consent of the Board, the Company is required to pay Mr. Finkelstein an amount equal to 12 months salary. Of the 560,000 shares of Common Stock of the Company that Mr. Finkelstein had received in November 1989 pursuant to the original employment agreement, 373,334 shares remained subject to forfeiture. Under the new employment agreement, these 373,334 shares were exchanged for a non-incentive stock option, granted to Mr. Finkelstein, to purchase

373,334 shares of Common Stock at a price of $.05 per share, which option may be exercised in whole or in part commencing July 14, 1993 until its expiration date in January 1998, unless terminated sooner as provided in the non-incentive stock option agreement.

     In July 1990, the Company and John G. Baust, Ph.D., entered into a three year employment agreement (as amended in December 1991 and July 1993), automatically renewable for additional one year periods (absent notice to the contrary by either party), pursuant to which Dr. Baust is employed as Senior Vice President and Chief Scientific Officer of the Company. At June 30, 1995, Dr. Baust's annual salary was $108,646. The agreement provides that Dr. Baust shall retain his affiliation with the State University of New York at Binghamton, where he is the Director of the Center for Cryobiological Research. In October 1993, the Company entered into an agreement with the Department of Biological Sciences of the State University of New York at Binghamton ("SUNY") under which agreement SUNY released Dr. Baust from undergraduate teaching responsibilities for the year ended June 30, 1994 in return for reimbursement totaling $39,000 for the fiscal year. The Company entered into a similar agreement with SUNY for the year ending June 30, 1995 in return for reimbursements totaling $39,000. In accordance with the employment agreement, in July 1990, Dr. Baust was granted an option to purchase an aggregate of 200,000 shares of Common Stock at $1.875 per share pursuant to the Company's 1988 Stock Option Plan. The option vested one-third each year for three years, commencing one year from the date of the agreement. Among other things, the employment agreement also provided for the Company to loan to Dr. Baust the funds required for the exercise of the options at the time of exercise. Such loans would be for terms of five years, accrue interest at a rate of 5% per annum and be secured by shares obtained from the option exercise. In accordance with the terms of the agreement, in May 1993 the Company lent $37,500 to Dr. Baust to exercise options to purchase 20,000 shares of Common Stock.

     Alan F. Rich joined the Company in May 1992 as a regional sales manager. On March 1, 1994, the Company and Mr. Rich entered into a one year employment agreement, automatically renewable for additional one year periods (absent notice to the contrary by either party), pursuant to which Mr. Rich is employed as Vice President, Sales and Marketing, of the Company. At June 30, 1995, Mr. Rich's annual salary was $87,600, which salary is to increase each year to the extent of any cost of living increases based upon the Consumer Price Index increase for the immediate preceding year. In addition, Mr. Rich is entitled to commissions of up to 1% of the sales revenue of the Company. In accordance with the employment agreement, in March 1994, Mr. Rich was granted options to purchase 100,000 shares of Common Stock at $3.125 per share pursuant to the Company's 1988 Stock Option Plan. The options vest with respect to 20,000 shares after one year, an additional 25,000 shares after two years, an additional 25,000 shares after three years, and an additional 30,000 shares after four years.

     In connection with the execution of the employment agreements between the Company and each of its executive officers, each officer executed a Proprietary Information and Inventions Agreement, pursuant to which each agreed, among other things, to keep the Company's information confidential and assigned all inventions to the Company, except for certain personal inventions not related to the Company's work, whether existing or later developed.


                        REPORT OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Company is engaged in a highly competitive industry and must attain high levels of quality and safety in the design, production and servicing of its products. In order to succeed, the Board believes that it must be able to attract and retain qualified experienced executives. To achieve this goal, the Company has offered competitive executive compensation to attract and retain key executives with relevant experience in the medical device industry or in growth companies in related industries. Executive compensation has also been structured to align management's interests with the success of the Company by making a portion of compensation dependant on long term success of the Company.

     During fiscal 1995, the entire Board of Directors held primary responsibility for determining executive compensation levels. The Compensation Committee and the Board as a whole have maintained a philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer, should be directly linked to operating achievements and, to a lesser extent, stock performance. Since the initial public offering of the Company's stock in November 1989, the Company has taken a design concept for its AccuProbe System and successfully developed a prototype device, obtained Food and Drug Administration (FDA) marketing clearance for the device, initiated the clinical use of the device for the management of several major diseases, and manufactured and sold commercial products. Sales in the three years after the market introduction of the AccuProbe System totaled over $32 million and through October 31, 1995, the device has been used for nearly 6,000 procedures. These achievements have been reflected in executive compensation and, specifically, in the compensation of the Company's Chief Executive Officer. In addition, the Company has utilized stock options to link executive compensation to stock price performance. All executive officers, including the Chief Executive Officer, have been granted stock options so that they will benefit financially from long term success of the Company and increases in the price of the Company's Common Stock.

                                                   J. J. Finkelstein
                                                   Howard S. Breslow
                                                   Sam Carl
                                                   Robert A. Schoellhorn
                                                   Henry T. Pietraszek
                                                   J. Donald Hill

                            STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for a period of five fiscal years ended June 30, 1995, with the cumulative total return of the NASDAQ Stock Market Index (U.S. & Foreign Companies), a broad market index, prepared for NASDAQ by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, and the CRSP Medical Technology Index, an index prepared by CRSP made up of all NASDAQ traded surgical, medical, and dental instrument and supplies companies, under the Standard Industrial Classification (SIC) Code for Medical Technology companies (SIC 3840-3849).
The comparison for each of the periods assumes that $100 was invested on June 29, 1990, in each of the Common Stock of the Company, the stocks included in the NASDAQ Stock Market Index (U.S. & Foreign Companies) and the stocks included in the CRSP Medical Technology Index. These indices which reflect the assumption of reinvestment of dividends, do not necessarily reflect returns that could be achieved by individual investors.

                                    [CHART]

                                                             6/29/90   6/28/91   6/30/92   6/30/93   6/30/94   6/30/95
CRYOMEDICAL SCIENCES INC.                                        100     202.9     476.6     323.9     126.6     141.5
CRSP  Medical Technology Stock Index (1)                         100     105.9     127.2       160     161.6     215.4
CRSP - NASDAQ Stock Market Index (US & Foreign) (2)(3)           100     130.5     137.8     130.6     115.4     168.2


(1) The CRSP Medical Technology Stock Index (NASDAQ Stocks in SIC# 3840-3849) consists of 272 medical technology stocks which trade on NASDAQ.

(2) Annualized returns for Cryomedical Sciences, Inc., the CRSP Index for NASDAQ Stock Market (US & Foreign) and the CRSP Medical Technology Stock Index are comprised of total market return for all stocks in the index.

(3) The CRSP Index for the NASDAQ Stock Market (US & Foreign Companies) includes total returns on all domestic and foreign common shares and ADR's traded on the NASDAQ National Market and NASDAQ Small-Cap Market and is comprised of their annualized total market return.

                               STOCK OPTION PLAN

     On July 7, 1988 the Company adopted its 1988 Stock Option Plan (the "Plan"), which was amended in July 1989, March 1990, February 1992 and August 1995. The Plan, as amended in August 1995, covers 2,700,000 shares of Common Stock (subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments) for employees, including officers, and directors of the Company (aggregating 63 persons at November 20, 1995). The August 1995 amendment, which increased the number of shares under the Plan from 2,200,000 to 2,700,000, is subject to shareholder approval hereby. The Plan provides that options to be granted under the Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and terms of the option agreements. The options to be granted under the Plan and designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

     The Plan provides that all options granted thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), depending upon the specific stock option agreement and that the option exercise price of incentive stock options shall be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the shares of Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year cannot exceed $100,000.

     If the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65 any options granted to the optionee will terminate within 30 days from the date of termination of employment. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65 (but not after ten years from the date of grant), exercise the option. If employment is terminated by death, the person or persons to whom the optionee's rights under the option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after ten years from the date of the grant). Options are not transferable otherwise than by will or the laws of descent and distribution and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The Plan terminates on July 6, 1998.

     If shares are issued to the holder of a non-incentive option under the 1988 Plan (1) no income will be recognized by the holder at the time of grant of the option; (2) except as stated below, upon exercise of the option the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares over the option price; (3) if the holder exercising the option is restricted from selling the shares so acquired because the holder is an officer or director of the Company and would be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, then, unless the holder makes an election to be taxed under the rule of clause (2) above, the holder will recognize the taxable ordinary income, at the time such
Section 16(b) restriction terminates, equal to the excess of the fair market value of the shares at that time over the option price, and any dividends he or she receives on the shares before that time will be taxable to him or her as compensation income; (4) the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under clause (2) or
(3); and (5) upon a sale of shares so acquired, the holder may have additional short-term or long-term capital gain or loss.

     If the shares are issued to the holder of an incentive stock option under the 1988 Plan (1) no income will be recognized by such holder at the time of the grant of the option or the transfer of shares to the holder pursuant to his or her exercise of the option; (2) the difference between the option price and the fair market value of the shares at the time of exercise will be treated as an item of tax preference to the holder; (3) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of the option; and (4) upon a sale or exchange of the shares after the later of (a) one year from the date of transfer of the shares to the original holder, or (b) two years from the date of grant of the option, any amount realized by the holder in excess of the option price will be taxed to the holder as a long-term capital gain, and any loss sustained by the holder will be a long-term capital loss. If the shares are disposed of before the holding period requirements described in the preceding sentence are satisfied, then (1) the holder will recognize taxable ordinary income in the year of disposition in an amount determined under the rules of the Code; (2) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; (3) the holder may have additional long-term or short-term capital gain or loss; and (4) the tax preference provision might not be applicable.

     During the fiscal year ended June 30, 1995, options to purchase an aggregate of 49,900 shares of Common Stock were granted at an average exercise price of $3.32.

         PROPOSAL TO RATIFY AN AMENDMENT TO THE 1988 STOCK OPTION PLAN

     Submitted for ratification by stockholders is an amendment to the 1988 Stock Option Plan which was approved by the Board of Directors on August 21, 1995, allowing for the maximum number of shares issuable under the 1988 Plan to be increased to 2,700,000 shares. Presently a total of 2,200,000 shares of Common Stock is authorized for the purposes of the 1988 Plan and options to purchase 1,968,484 shares have been issued as of November 20, 1995. Accordingly, only 231,516 shares remain available for issuance upon the exercise of options that may be granted under the 1988 Plan. The Board believes that the additional shares are necessary to encourage and enable key employees and directors to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their effort in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its services persons of outstanding quality.

     The proposed Amendment to the 1988 Plan changes only the number of shares available for issuance under the 1988 Plan and does not affect any other provision thereunder.

     The Board of Directors believes that the 1988 Plan provides an appropriate means to reward contributions to the Company and to stimulate employee interest in the Company's success through equity ownership. The Directors believe the 1988 Plan has been successful in achieving these objectives and can continue to make a significant contribution to the morale and motivation of the Company's employees. Accordingly, the Board wishes to assure that a sufficient number of shares of Common Stock remain available for options.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AMENDMENT TO THE COMPANY'S 1988 STOCK OPTION PLAN.


                              CERTAIN TRANSACTIONS

     Howard S. Breslow, a director of the Company, is a member of Breslow & Walker, general counsel to the Company. Mr. Breslow currently owns 168,000 shares of Common Stock of the Company and holds options to purchase an aggregate of 75,000 additional shares pursuant to stock options issued to him in October 1991 and June 1994. During the fiscal year ended June 30, 1995, Breslow & Walker received legal fees of $104,046.

     In May 1993, in accordance with the terms of the employment agreement between the Company and John G. Baust, Ph.D., Senior Vice President and Chief Scientific Officer of the Company, the Company loaned $37,500 to Dr. Baust which Dr. Baust utilized to exercise stock options to purchase 20,000 shares of Common Stock of the Company for $1.875 per share, or a total purchase price of $37,500. The loan is for a term of five years, accrues interest at the rate of 5% per annum, and is secured by the shares obtained by the option exercise. At June 30, 1995 Dr. Baust owed, inclusive of interest, $41,471 to the Company.

     In August 1993, in connection with a three-year consulting agreement, the Company granted to Robert A. Schoellhorn, a director of the Company, warrants to purchase 25,000 shares of Common Stock of the Company. The warrants lapse after five years, and in the event that Mr. Schoellhorn continues to provide consulting services to the Company, one-third may be exercised after one year, an additional one-third may be exercised at the end of the second year, and an additional one-third may be exercised at the end of the third year.

     In May 1994, the Company loaned $25,000 to J. J. Finkelstein, President and Chief Executive Officer of the Company and in August 1994 the Company loaned an additional $10,000 to Mr. Finkelstein. The loans are evidenced by promissory notes and secured by 20,000 shares of Common Stock of the Company. The loans were for periods of one year with interest at the rate of 7.5% per annum. In April 1995, the terms of the loans were extended for one additional year. At June 30, 1995 Mr. Finkelstein owed, inclusive of interest, $37,735 to the Company.

     In September 1992, in connection with a three-year consulting agreement, the Company granted to J. Donald Hill, a director of the Company since November 1995, warrants to purchase 25,000 shares of Common Stock of the Company. The warrants lapse after five years, one-third may be exercised after one year, an additional one-third may be exercised at the end of the second year, and an additional one-third may be exercised at the end of the third year. Mr. Hill also holds options to purchase an aggregate of 25,000 shares pursuant to stock options issued to him in November 1995. During the fiscal year ended June 30, 1995, Mr. Hill received consultant fees of $10,000.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 1996 and proposes the ratification of such decision. Deloitte & Touche LLP was appointed as the Company's principal accountants in 1989 and is familiar with the business and operations of the Company and its subsidiary
and has offices convenient to the executive offices of the Company.   A
representative of Deloitte & Touche LLP is expected to be present at the meeting to make a statement if he wishes to do so and to respond to appropriate stockholder questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1996.

                              STOCKHOLDER PROPOSAL

     Stockholders who wish to present proposals for action at the 1996 Annual Meeting should submit their proposals in writing to the Secretary of the Company at the address of the Company as set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than August 3, 1996 for inclusion in next year's proxy statement and proxy card.


                         ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report to Stockholders of the Company for the year ended June 30, 1995, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS


     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matters come before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies with respect to such matters in accordance with their judgments.

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of exhibits), will be furnished without charge to any stockholder upon written request to Investor Relations, Cryomedical Sciences, Inc., 1300 Piccard Drive, Suite 102, Rockville, Maryland 20850.

                                              By Order of the Board of Directors




                                              J. J. FINKELSTEIN
                                              President and
                                              Chief Executive Officer

Rockville, Maryland
December 1, 1995



STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, AND DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                      CRYOMEDICAL SCIENCES, INC.
                               1300 PICCARD DRIVE
                                   SUITE 102
                           ROCKVILLE, MARYLAND 20850

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, acknowledging receipt of the proxy statement dated December 8, 1995 of Cryomedical Sciences, Inc., hereby constitutes and appoints
J. J. Finkelstein and Richard R. Fisher and each or any of them attorney, agent and proxy of the undersigned, with full power of substitution to each of them, for and in the name, place and stead of the undersigned on the books of said corporation on November 24, 1994, at the Annual Meeting of the Stockholders of Cryomedical Sciences, Inc., to be held at The Watergate Hotel, 2650 Virginia Avenue, N.W., Washington, D. C. on January 8, 1995 at 1:00 p.m., Eastern Standard Time, and any adjournments thereof.

         When properly executed, this proxy will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted FOR the election of directors and FOR the following proposals, which are set forth in the Proxy Statement.

1.       ELECTION OF DIRECTORS

            / /      FOR all nominees listed below      / /  WITHHOLD AUTHORITY

            J. J. Finkelstein, Howard S. Breslow, Sam Carl, Robert A. Schoellhorn, Henry T. Pietraszek, J. Donald Hill

(INSTRUCTION: to withhold authority to vote for any individual nominee, write in nominee's name on the line below.)


--------------------------------------------------------------------------------


2. PROPOSAL TO RATIFY AN AMENDMENT TO THE COMPANY'S 1988 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER TO 2,700,000.

              / /     FOR              / /      AGAINST          / /     ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 30, 1996.

              / /     FOR              / /      AGAINST          / /     ABSTAIN

4. FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

/ /      MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

                                         Dated:
                                                -------------------------------


                                                -------------------------------
                                                          Signature


                                                -------------------------------
                                                   Signature if held jointly

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THE PROXY CARD PROMPTLY
                                                IN THE ENCLOSED ENVELOPE.